EXHIBIT 11


                      INTERCELL CORPORATION AND SUBSIDIRIES
                        COMPUTATION OF NET LOSS PER SHARE



                                                       Years ended September 30,
                                                         1999             1998
                                                        -----------------------
(As restated)
Net loss                                                       $ (3,057,000)     $ (9,493,000)

Deemed dividends on Series B,C, and D preferred stock
  relating to in-the-money conversion terms                      (   57,000)       (   57,000)
Accrued dividends on Series D preferred stock                    (  150,000)       (  113,000)
Accretion on Series B and C preferred stock                      (  101,000)       (  123,000)
                                                                  ---------         ---------

Net loss applicable to common shareholders                     $ (3,365,000)     $ (9,786,000)
                                                                  =========         =========

Weighted average number of common shares outstanding             45,274,227        33,992,163

Common equivalent shares representing shares issuable
  upon exercise of outstanding options and warrants                     -                 -
                                                                 ----------        ----------

                                                                 45,274,227        33,992,163
                                                                 ==========        ==========

Basic and diluted loss per share applicable
  to common shareholders:
    Loss from continuing operations                            $ (     0.07)     $ (     0.16)
    Loss from discontinued operations                            (     0.00)       (     0.13)
                                                                  ---------         ---------

Basic and diluted loss per common share                        $ (     0.07)     $ (     0.29)
                                                                  =========         =========


* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants and conversion of the convertible preferred stock would have been antidilutive. At September 30, 1999 and 1998 the total number of common shares issuable under the exercise of outstanding options and warrants and upon the conversion of convertible preferred stock was 335,617,178 and 197,616,949 respectively.

Diluted and supplemental net loss per share is not presented as the amounts are not dilutively or incrementally different from basic net loss per share amounts.













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